Exhibit 99.1

Park Sterling Corporation Announces

Record Results for Third Quarter 2013

Charlotte, NC – October 25, 2013 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the third quarter of 2013. Highlights at and for the three months ended September 30, 2013 include:

Highlights

●	Net income available to common shareholders increased 20% from the prior quarter to a record $4.2 million, or $0.10 per share
●

Adjusted net income available to common shareholders, which excludes merger-related expenses and gain on sale of securities, increased 9% from the prior quarter to a record $4.3 million, or $0.10 per share

●	Annualized return on average assets increased to 0.85% from 0.72% in the prior quarter
●	Adjusted annualized return on average assets, which excludes merger-related expenses and gain on sale of securities, increased to 0.87% from 0.81% in the prior quarter
●	Metro markets posted quarterly loan growth of $26.7 million (19% annualized)
●	Nonperforming assets decreased to 1.52% of total assets from 1.58% at June 30, 2013
●	Tangible common equity increased to 11.78% of tangible assets from 11.40% at June 30, 2013
●	Exited Small Business Lending Fund program through redemption in whole of our $20.5 million in Series C Preferred Stock
●	Declared quarterly cash dividend on common shares of $0.02 per share
●	Well positioned to pursue organic growth opportunities and strategic partnerships

“Park Sterling’s third quarter results continue to confirm the progress achieved in executing our growth strategies,” said James C. Cherry, Chief Executive Officer. “We reported our fourth consecutive quarter of record operating results, with adjusted net income available to common shareholders, which excludes merger-related expenses and gain on sale of securities, increasing 9% to $4.3 million, or $0.10 per share, for the three months ended September 30, 2013 compared to $4.0 million, or $0.09 per share for the three months ended June 30, 2013. As a result, our adjusted annualized return on average assets, which excludes merger-related expenses and gain on sale of securities, increased to 0.87% for the third quarter compared to 0.81% for the second quarter.

The improved earnings were supported, in part, by continued operating strength in our metro areas. These markets – which include Charlotte, Raleigh and Wilmington, North Carolina and Greenville and Charleston, South Carolina – posted quarterly loan growth of $26.7 million, or 19% annualized, following a 9% annualized growth rate in the second quarter. This exceptional performance enabled Park Sterling to report an $11.7 million increase in total loans during the third quarter of 2013, following three consecutive quarters of net loan contraction as a result of expected shrinkage in our acquired loan portfolios.

The improved earnings were also supported by continued improvements in asset quality and sound cost controls. On the asset quality front, over 97% of our loans remain in pass grade categories and nonperforming assets decreased to 1.52% of total assets from 1.58% at June 30, 2013. In addition, improved cash flow expectations in our purchase credit impaired (PCI) loan pools resulted in a $419,000 reversal of provision expense for the third quarter. The benefit from this reversal effectively was offset by a $444,000 reduction in mortgage banking income associated with revenue recognition under ASC 815-10-S99-1, reflecting a decreased pipeline of mortgage loans, which contributed to an overall $711,000, or 18%, reduction in noninterest income compared to the second quarter. On the cost control front, adjusted noninterest expenses, which exclude merger-related expenses, decreased $459,000, or 3%, for the three-month period, reflecting lower run rates across most major expense categories, primarily as a result of continued merger integration efforts. Importantly, these good expense results occurred even as we continued to invest in the training and development of our people, as exemplified by our Sterling Edge retail sales program, as well as in our product capabilities, as exemplified by our new mobile banking platform.

On the capital management front, as previously announced, we exited the Small Business Lending Fund (SBLF) program on September 30, 2013 as a result of fully redeeming our $20.5 million in Series C Preferred Stock. This redemption simplifies our capital structure, reduces our overall funding costs and is further evidence of our strong financial position. In addition, the board has declared a quarterly dividend of $0.02 per common share, payable on November 20, 2013 to all shareholders of record as of the close of business on November 6, 2013. Future dividends will be subject to board approval.

Overall, we are pleased to report these strong financial results and believe that Park Sterling is well positioned to continue pursuing our growth strategies. We remain confident in our ability to both grow our existing franchise and to unite with attractive, like-minded partners that share Park Sterling’s vision of building a full-service regional community bank.”

Third Quarter 2013 Financial Results

Income Statement

Park Sterling reported a 20% increase in net income available to common shareholders to a record $4.2 million, or $0.10 per share, for the three months ended September 30, 2013 (“2013Q3”). This compares to net income available to common shareholders of $3.5 million, or $0.08 per share, for the three months ended June 30, 2013 (“2013Q2”) and net income available to common shareholders of $620,000, or $0.02 per share, for the three months ended September 30, 2012 (“2012Q3”). The increase from 2013Q2 resulted, in part, from sound expense controls and continued improvements in asset quality, including a $419,000 reversal of provision expense relating to improved expected cash flows on previously impaired PCI loan pools, as accounted for under ASC 310-30. The increase from 2012Q3 resulted primarily from higher net interest income associated with the merger with Citizens South Banking Corporation (Citizens South), which was completed on October 1, 2012, combined with continued organic growth.

In addition, net income available to common shareholders for 2013Q3 benefited from the absence of dividends on the company’s Series C Preferred Stock, which totaled $302,000 in 2013Q2. The Series C Preferred Stock was issued to the U.S. Department of the Treasury (“Treasury”) in October 2012 in connection with the company’s acquisition of Citizens South and resulted from conversion of the Citizens South preferred stock previously issued to the Treasury in connection with Citizens South’s participation in the SBLF program. Dividends due in conjunction with the company’s redemption of the Series C Preferred Stock on September 30, 2013 were determined, after consultation with Treasury, to have been recognized in the previously disclosed 2013Q2 preferred dividend accrual. There were no preferred dividends paid in 2012Q3.

Park Sterling reported a 9% increase in adjusted net income available to common shareholders, which excludes merger-related expenses and gain on sale of securities, to a record $4.3 million, or $0.10 per share, in 2013Q3. This compares to adjusted net income available to common shareholders of $4.0 million, or $0.09 per share, in 2013Q2 and of $987,000, or $0.03 per share, in 2012Q3. The increase in adjusted net income available to common shareholders from 2013Q2 again reflects sound expense controls, continued improvements in asset quality and the absence of preferred dividends, while the increase from 2012Q3 primarily reflects net interest income associated with the merger with Citizens South, combined with continued organic growth.

Net interest income totaled $18.3 million for 2013Q3, which represented a 2% decrease from $18.7 million in 2013Q2 and an 84% increase from $10.0 million in 2012Q3. Average earning assets increased $5.5 million, or 0%, from 2013Q2 to $1.75 billion for 2013Q3. The modest increase in average earning assets resulted from a $41.5 million, or 13%, increase in average securities to $349.7 million, which more than offset an $18.3 million, or 1%, decrease in average loans to $1.32 billion and a $17.6 million, or 18%, decrease in average other earnings assets. The decrease in average loans for the period was driven by an expected continued decrease in acquired loans. Compared to 2012Q3, average earning assets increased $749.2 million, or 75%, primarily as a result of a $599.6 million, or 83%, increase in average loans resulting from the merger with Citizens South.

Net interest margin was 4.16% in 2013Q3, representing a 14 basis point decrease from 4.30% in 2013Q2 and a 19 basis point increase from 3.97% in 2012Q3. Adjusted net interest margin, which excludes accelerated accretion of net acquisition accounting fair market value adjustments, was 4.04% in 2013Q3, representing a 13 basis point decrease from 4.17% in 2013Q2 and a 6 basis point increase from 3.98% in 2012Q3. Accelerated accretion of net acquisition accounting fair market value adjustments, which totaled $529,000 in 2013Q3, $560,000 in 2013Q2 and a negative $17,000 in 2012Q3, reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income.

Provision expense continued to be driven in large part by the company’s PCI loan pools, as accounted for under ASC 310-30. Improved performance in these pools resulted in a $419,000 recovery of provision expense in 2013Q3, reflecting the reversal of previous impairments. This compares to a $75,000 provision in 2013Q2, which was driven by $372,000 of expense associated with impairment of five of the company’s thirteen PCI loan pools, and a $7,000 provision in 2012Q3, which was driven by $255,000 of expense associated with impairment of one of the company’s PCI loan pools. The company released allowance associated with its non-acquired and acquired performing loans in each of 2013Q3, 2013Q2 and 2012Q3 as a result of improving credit performance (please refer to “Balance Sheet” and “Asset Quality” sections below for additional information).

Noninterest income decreased $711,000, or 18%, to $3.3 million in 2013Q3, compared to $4.0 million in 2013Q2, and decreased $28,000, or 1%, compared to $3.3 million in 2012Q3. Adjusted noninterest income, which excludes gain on sale of securities ($0 in 2013Q3, $104,000 in 2013Q2 and $989,000 in 2012Q3), decreased $607,000, or 16%, to $3.3 million in 2013Q3, compared to $3.9 million in 2013Q2, and increased $961,000, or 42%, compared to $2.3 million in 2012Q3. The decrease in adjusted noninterest income from 2013Q2 included a $21,000, or 3%, increase in service charges on deposit accounts and a $179,000, or 24%, increase in income from wealth management activities, which were more than offset by a $576,000, or 59%, decrease in mortgage banking income and a $187,000, or 58%, decrease in other noninterest income. The decrease in mortgage banking income from 2013Q2 included a $444,000 reduction in revenue recognition associated with ASC 815-10-S99-1 (formerly Staff Accounting Bulletin 109), reflecting a decrease in the pipeline of mortgage loans. The company recognized revenue of $89,000 in 2013Q2 associated with ASC 815-10-S99-1. The increase in adjusted noninterest income from 2012Q3 resulted primarily from the merger with Citizens South.

Following a review of wealth management activities, the company has decided to exit the custody business. The transition should be completed by mid-2014. This decision is expected to have a negative impact on existing noninterest income of approximately $175,000 per quarter, ramping in over the transition period. Resources currently focused on the custody business are expected to be redirected to the company’s core asset management business.

Noninterest expenses decreased $1.1 million, or 7%, to $15.7 million in 2013Q3, compared to $16.8 million in 2013Q2, and increased $3.5 million, or 29%, compared to $12.2 million in 2012Q3. Adjusted noninterest expenses, which exclude merger-related expenses ($167,000 in 2013Q3, $822,000 in 2013Q2 and $1.4 million in 2012Q3), decreased $459,000, or 3%, in 2013Q3 to $15.5 million compared to $16.0 million in 2013Q2, and increased $4.7 million, or 44%, compared to $10.8 million in 2012Q3. The decrease in adjusted noninterest expenses during the current period from 2013Q2 included reductions in most expense categories, including salaries and employee benefits, occupancy and equipment, data processing and service fees, legal and professional fees, postage and supplies and loan and collection expenses. The only material increase occurred in the net cost of operation of OREO, which totaled $142,000, compared to a net recovery of $36,000 in 2013Q2. The increase in adjusted noninterest expense, compared to 2012Q3 resulted primarily from the merger with Citizens South.

Balance Sheet

Total assets decreased $33.0 million, or 2%, at 2013Q3 to $1.94 billion compared to total assets at 2013Q2 of $1.97 billion. Cash and equivalents decreased $60.0 million, or 53%, to $52.7 million. Approximately $26.2 million of the proceeds were redeployed into securities, which increased 8% to $361.8 million from $335.6 million in the prior quarter. An additional $11.7 million was redeployed into loans, excluding loans held for sale, which increased 1% to $1.32 billion from $1.30 billion in the prior quarter. As previously discussed, an additional $20.5 million was used to fully redeem the company’s Series C Preferred Stock, which contributed to the net reduction in the balance sheet. Other material changes during the quarter included loans held for sale, which decreased $7.9 million, or 72%, to $3.1 million due to the contraction in mortgage banking activities, interest-bearing deposits, which decreased $34.0 million, or 3%, to $1.29 billion, as the company allowed higher-cost deposits to roll out of the bank, and total borrowings, which increased $20.6 million, or 26%, to $99.6 million, and provided a lower cost alternative to the aforementioned deposits.

As discussed above, total loans, excluding loans held for sale, increased $11.6 million, or 1%, to $1.32 billion in 2013Q3. In terms of geographic mix, the company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina and Greenville and Charleston, South Carolina, reported a $26.7 million, or 19% annualized, increase in total loans to $571.7 million due to successful origination efforts. The community markets reported a $20.4 million, or 18% annualized, decrease in total loans to $426.3 million, primarily due to expected runoff in acquired loans. The company’s central business units, which include mortgage, builder finance, asset-based lending, special assets and net acquisition accounting fair market value adjustments, reported a $5.3 million, or 2%, increase in total loans to $318.4 million, primarily due to growth in builder finance.

The company’s loan mix did not shift materially during the second quarter. Total consumer loans decreased from 31% to 30% of total loans at 2013Q3, with residential mortgages and home equity lines of credit at 13% and 11% of total, respectively. The combination of commercial and industrial and owner-occupied real estate loans remained the largest category at 31% of total loans. Investor owned commercial real estate remained at 28% of total loans. Acquisition, construction and development (A,C&D) loans increased slightly to 11% of total loans compared to 10% at 2013Q2. The increase in A,C&D was driven primarily by the origination of 1-4 family construction loans in the company’s builder finance group, as well as the origination of commercial construction loans in the company’s metro markets. Residential development lending (lots and land), which led to material charge-offs in 2010 and 2011, is no longer a focus area for the company.

In terms of accounting designations, compared to 2013Q2, PCI loans decreased $16.8 million, or 8%, to $184.8 million in 2013Q3, acquired performing loans decreased $60.0 million, or 12%, to $433.7 million, and non-acquired loans increased $88.5 million, or 15%, to $697.9 million. Non-acquired loans include certain renewed and/or restructured acquired performing loans that are redesignated as non-acquired. Acquired performing loans include a remaining $5.3 million net acquisition accounting fair market value adjustment, representing a 1.21% “mark,” non-covered PCI loans include a remaining $22.2 million net acquisition accounting fair market value adjustment, representing a 16.53% “mark,” and covered PCI loans include a remaining $13.9 million net acquisition accounting fair market value adjustment, representing a 15.61% “mark.”

Total deposits decreased $37.1 million, or 2%, to $1.56 billion at 2013Q3, compared to $1.59 billion at 2013Q2. Noninterest bearing demand deposits decreased $3.1 million, or 1%, to $262.1 million (17% of total deposits). Money market, NOW and savings deposits decreased $14.6 million, or 2%, to $729.2 million (47% of total deposits). Local time deposits decreased $17.5 million, or 4%, to $424.9 million (27% of total deposits). Finally, brokered deposits decreased $1.8 million, or 2%, to $96.6 million (6% of total deposits) as management elected not to renew certain maturing certificates. Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 91% of total deposits at 2013Q3.

Total borrowings increased $20.6 million, or 26%, to $99.6 million at 2013Q3 compared to $79.0 million at 2013Q2, as the company swapped higher cost deposits for lower cost short-term borrowings late in the quarter. Borrowings at 2013Q3 included $75.0 million in FHLB borrowings, $15.0 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments, and $6.9 million of Tier 2-eligible subordinated debt.

Total shareholders’ equity decreased $17.3 million, or 6%, to $259.8 million at 2013Q3 compared to $277.1 million at 2013Q2, driven by the redemption of the company’s $20.5 million of Series C Preferred Stock. The company’s ratio of tangible common equity to tangible assets increased to 11.78% at 2013Q3 from 11.40% at 2013Q2. The company’s Tier 1 leverage ratio decreased to 11.11% at 2013Q3 from 11.80% at 2013Q2. Both ratios include a $1.6 million increase in goodwill, related to the Citizens South merger, to adjust for a decrease in the estimated fair market value of deferred tax assets determined in connection with the preparation and filing of the final Citizen’s South tax returns.

Asset Quality

Asset quality continued to improve in the third quarter and remains a point of strength for the company. Nonperforming loans decreased $133,000, or 1%, to $14.7 million at 2013Q3, or 1.11% of total loans, compared to $14.8 million at 2013Q2, or 1.13% of total loans. Nonperforming assets decreased $1.5 million, or 5%, to $29.5 million at 2013Q3, or 1.52% of total assets, compared to $31.1 million at 2013Q2, or 1.58% of total assets. Nonperforming assets include $6.2 million of covered OREO for which the company expects 80% of losses and associated expenses to be reimbursed under its FDIC loss share agreements.

The company reported net charge-offs of $1.8 million, or 0.57% of average loans (annualized), in 2013Q3, compared to $274,000, or 0.08% of average loans (annualized), in 2013Q2. The company reported adjusted net charge-offs, which exclude net charge-offs related to PCI loans, of $816,000, or 0.25% of average loans (annualized), in 2013Q3, compared to $297,000, or 0.09% of average loans (annualized), in 2013Q2. The increase from 2013Q2 was driven primarily by the charge-off of a previously impaired $958,000 commercial loan.

The allowance for loan losses was $8.7 million, or 0.66% of total loans, at 2013Q3 compared to $10.8 million, or 0.83% of total loans, at 2013Q2. Adjusted allowance for loan losses, which includes the allowance for loan losses and net acquisition accounting fair market value adjustments for acquired performing and PCI loans, represented 3.80% of total loans at 2013Q3, compared to 4.22% of total loans at 2013Q2. The decrease in allowance included (i) a $1.3 million, or 17%, reduction in the quantitative component, due to improving credit metrics; (ii) a $1.4 million, or 100%, reduction in the PCI component, due to the combination of net charge-offs ($960,000) and a reversal of previously impaired pools ($419,000); and (iii) a $525,000, or 57%, increase in the qualitative component, to adjust for expected losses believed by management not to be adequately reflected in historical loss rates underlying the quantitative component.

The company introduced certain enhancements to the quantitative component of its allowance methodology in 2013Q3. The new methodology segregates A,C&D exposures into three collateral types: (i) commercial real estate construction, (ii) 1-4 family construction and (iii) development (lots and land). Management believes these enhancements both strengthen the granularity of our allowance methodology and better align with the company’s present origination activities, which are focused on construction rather than development activities. The new methodology also increases the qualitative factors applied against commercial real estate loans and residential mortgage loans to adjust for inherent risks that, in management’s judgment, are not adequately reflected in historical loss rates. These enhancements to the company’s methodology had the effect of decreasing the relative contribution of the quantitative component and increasing the relative contribution of the qualitative component to the total estimated allowance, but did not have a material impact on the total estimated allowance at 2013Q3, compared to estimates that would have been produced under the previous methodology.

During the first quarter of 2011, and as contemplated in Park Sterling’s 2010 equity offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2013Q2, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations. As of September 30, 2013, 13,860 of these restricted shares had been forfeited.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (October 25, 2013). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10034887.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 43 banking offices stretching across the Carolinas and into North Georgia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. Park Sterling cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: failure to realize synergies and other financial benefits from the Citizens South merger within the expected time frames; increases in expected costs or decreases in expected savings or difficulties related to integration of the merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; failure to effectively redeploy resources from custody business to the core asset management business; the effects of negative or soft economic conditions or a “double dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; the impacts on the company of a potential increasing rate environment; the potential impacts of any additional government shutdown and further debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

THREE MONTH RESULTS

($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$17,970	$18,805	$18,140	$20,269	$10,346
Taxable investment securities	1,494	1,068	866	792	826
Tax-exempt investment securities	187	195	190	191	187
Nonmarketable equity securities	37	25	48	80	22
Interest on deposits at banks	48	44	62	79	34
Federal funds sold	-	7	17	11	16
Total interest income	19,736	20,144	19,323	21,422	11,431
Interest expense
Money market, NOW and savings deposits	399	379	407	491	339
Time deposits	455	527	608	777	632
Short-term borrowings	-	1	6	7	-
FHLB advances	138	137	137	143	149
Subordinated debt	430	429	429	472	340
Total interest expense	1,422	1,473	1,587	1,890	1,460
Net interest income	18,314	18,671	17,736	19,532	9,971
Provision for loan losses	(419)	75	309	994	7
Net interest income after provision	18,733	18,596	17,427	18,538	9,964
Noninterest income
Service charges on deposit accounts	637	616	764	879	324
Mortgage banking income	401	977	968	815	662
Income from wealth management activities	910	731	708	693	665
ATM and card income	639	692	488	448	174
Income from bank-owned life insurance	537	528	381	450	294
Gain on sale of securities available for sale	-	104	-	-	989
Other noninterest income	133	320	149	307	177
Total noninterest income	3,257	3,968	3,458	3,592	3,285
Noninterest expenses
Salaries and employee benefits	8,606	8,800	8,778	11,041	6,314
Occupancy and equipment	1,861	1,980	1,908	1,942	928
Data processing and outside service fees	1,268	1,640	1,653	1,599	784
Legal and professional fees	732	861	893	1,077	1,181
Deposit charges and FDIC insurance	372	409	487	473	261
Communication fees	432	448	432	319	198
Postage and supplies	188	298	329	360	112
Loan and collection expense	556	679	326	248	434
Core deposit intangible amortization	257	257	257	257	102
Advertising and promotion	186	150	220	367	144
Net cost of operation of other real estate owned	142	(36)	(428)	1,167	964
Other noninterest expense	1,070	1,298	1,066	1,187	748
Total noninterest expenses	15,670	16,784	15,921	20,037	12,170
Income before income taxes	6,320	5,780	4,964	2,093	1,079
Income tax expense	2,106	1,968	1,724	771	459
Net income	4,214	3,812	3,240	1,322	620
Preferred dividends	-	302	51	51	-
Net income available to common shares	$4,214	$3,510	$3,189	$1,271	$620

Earnings per common share, fully diluted	$0.10	$0.08	$0.07	$0.03	$0.02
Weighted average diluted common shares	44,273,821	44,204,581	44,069,053	44,025,874	32,138,554

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012*	2012
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$11,780	$11,746	$19,249	$36,716	$47,115
Interest-earning balances at banks	40,222	100,469	51,861	101,431	37,256
Investment securities available for sale	328,396	329,720	299,073	245,571	186,802
Investment securities held to maturity	26,636	-	-	-	-
Nonmarketable equity securities	6,805	5,905	5,913	7,422	4,599
Federal funds sold	695	495	51,155	45,995	22,165
Loans held for sale	3,070	10,985	11,659	14,147	6,095
Loans - Non-covered	1,240,307	1,219,513	1,237,813	1,255,019	708,283
Loans - Covered	76,035	85,146	91,936	101,688	-
Allowance for loan losses	(8,652)	(10,847)	(10,749)	(10,591)	(9,207)
Net loans	1,307,690	1,293,812	1,319,000	1,346,116	699,076

Premises and equipment, net	56,670	56,929	57,596	57,222	26,729
FDIC receivable for loss share agreements	13,959	14,848	15,340	18,697	-
Other real estate owned - non-covered	8,708	9,741	13,597	18,427	13,028
Other real estate owned - covered	6,173	6,542	7,654	6,646	-
Bank-owned life insurance	47,485	47,019	46,546	46,133	26,945
Deferred tax asset	38,528	40,595	39,140	40,926	29,087
Goodwill	26,589	26,589	26,589	26,589	622
Core deposit intangible	8,886	9,143	9,401	9,658	3,715
Other assets	7,768	8,554	9,967	11,267	6,954

Total assets	$1,940,060	$1,973,092	$1,983,740	$2,032,963	$1,110,188

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$262,114	$265,246	$256,931	$243,495	$165,899
Money market, NOW and savings	729,209	743,791	733,493	758,763	341,788
Time deposits	564,640	584,068	604,397	629,746	323,988
Total deposits	1,555,963	1,593,105	1,594,821	1,632,004	831,675

Short-term borrowings	2,702	2,176	10,368	10,143	1,135
FHLB advances	75,000	55,000	55,000	70,000	55,000
Subordinated debt	21,932	21,812	21,692	21,573	12,592
Accrued expenses and other liabilities	24,710	23,942	22,874	23,541	13,982
Total liabilities	1,680,307	1,696,035	1,704,755	1,757,261	914,384

Shareholders' equity:
Preferred stock	-	20,500	20,500	20,500	-
Common stock	44,761	44,701	44,648	44,576	32,707
Additional paid-in capital	222,559	221,935	221,450	220,996	173,826
Accumulated deficit	(3,549)	(6,869)	(10,379)	(13,568)	(14,839)
Accumulated other comprehensive income	(4,018)	(3,210)	2,766	3,198	4,110
Total shareholders' equity	259,753	277,057	278,985	275,702	195,804

Total liabilities and shareholders' equity	$1,940,060	$1,973,092	$1,983,740	$2,032,963	$1,110,188

Common shares issued and outstanding	44,761,384	44,700,805	44,648,165	44,575,853	32,706,627

 * Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012*	2012
BY LOAN TYPE	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Commercial:
Commercial and industrial	$131,523	$124,773	$118,796	$119,132	$70,155
Commercial real estate - owner-occupied	273,340	274,043	285,353	299,417	161,360
Commercial real estate - investor income producing	371,903	368,556	367,434	371,956	206,808
Acquisition, construction and development	142,784	129,154	140,869	140,661	81,027
Other commercial	3,941	3,521	4,894	5,628	13,059
Total commercial loans	923,491	900,047	917,346	936,794	532,409

Consumer:
Residential mortgage	174,780	180,195	180,368	188,532	58,062
Home equity lines of credit	146,484	148,686	156,802	163,625	82,690
Residential construction	46,499	52,669	55,205	52,811	25,872
Other loans to individuals	24,725	22,896	20,237	15,554	9,839
Total consumer loans	392,488	404,446	412,612	420,522	176,463
Total loans	1,315,979	1,304,493	1,329,958	1,357,316	708,872
Deferred costs (fees)	363	166	(209)	(609)	(589)
Total loans, net of deferred costs (fees)	$1,316,342	$1,304,659	$1,329,749	$1,356,707	$708,283

* Derived from audited financial statements.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Acquired loans - performing	$433,695	$493,660	$556,135	$614,518	$246,267
Acquired loans - purchase credit impaired	184,762	201,585	215,968	234,282	42,823
Total acquired loans	618,457	695,245	772,103	848,800	289,090
Non-acquired loans, net of deferred costs (fees)**	697,885	609,414	557,646	507,907	419,193
Total loans	$1,316,342	$1,304,659	$1,329,749	$1,356,707	$708,283

** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$10,847	$10,749	$10,591	$9,207	$9,431
Loans charged-off	(1,917)	(1,133)	(782)	(330)	(1,102)
Recoveries of loans charged-off	141	859	631	720	871
Net charge-offs	(1,776)	(274)	(151)	390	(231)

Provision expense	(419)	372	309	994	7
Benefit attributable to FDIC loss share agreements	-	(297)	-	-	-
Total provision expense charged to operations	(419)	75	309	994	7
Provision expense recorded through FDIC loss share receivable	-	297	-	-	-
End of period allowance	$8,652	$10,847	$10,749	$10,591	$9,207

Net charge-offs (recoveries)	$1,776	$274	$151	$(390)	$231
Net charge-offs (recoveries) to average loans (annualized)	0.57%	0.08%	0.05%	-0.11%	0.13%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	September 30, 2013			September 30, 2012
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,319,026	$17,970	5.41%	$719,397	$10,346	5.72%
Fed funds sold	532	-	0.00%	26,374	16	0.24%
Taxable investment securities	327,224	1,494	1.83%	197,127	826	1.68%
Tax-exempt investment securities	16,592	187	4.51%	17,774	187	4.21%
Other interest-earning assets	84,512	85	0.40%	37,997	56	0.59%

Total interest-earning assets	1,747,886	19,736	4.48%	998,669	11,431	4.55%

Allowance for loan losses	(10,295)			(9,586)
Cash and due from banks	12,730			17,902
Premises and equipment	56,842			24,986
Goodwill	24,743			622
Intangible assets	8,973			3,750
Other assets	127,025			76,580

Total assets	$1,967,904			$1,112,923

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$287,096	$59	0.08%	$83,813	$62	0.29%
Savings and money market	463,309	340	0.29%	249,760	277	0.44%
Time deposits - core	477,004	253	0.21%	199,938	269	0.54%
Time deposits - brokered	97,086	202	0.83%	135,855	363	1.06%
Total interest-bearing deposits	1,324,495	854	0.26%	669,366	971	0.58%
Federal Home Loan Bank advances	55,217	138	0.99%	55,000	149	1.08%
Subordinated debt	21,875	430	7.80%	12,558	340	10.77%
Other borrowings	1,382	-	0.00%	1,325	-	0.00%
Total borrowed funds	78,474	568	2.87%	68,883	489	2.82%

Total interest-bearing liabilities	1,402,969	1,422	0.40%	738,249	1,460	0.79%

Net interest rate spread		18,314	4.08%		9,971	3.77%

Noninterest-bearing demand deposits	261,494			165,050
Other liabilities	24,304			13,611
Shareholders' equity	279,137			196,013

Total liabilities and shareholders' equity	$1,967,904			$1,112,923

Net interest margin			4.16%			3.97%
Net interest margin (fully tax-equivalent) (4)			4.19%			4.01%

(1) Nonaccrual loans are included in the average loan balances.

(2) Interest income and yields for the three months ended September 30, 2013 and 2012 include accretion from acquisition accounting adjustments associated with acquired loans.

(3) Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

(4) Fully tax-equivalent basis at 33.67% and 32.15% tax rate at September 30, 2013 and 2012, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$6,778	$6,832	$9,725	$10,374	$9,792
Troubled debt restructuring	7,527	7,767	7,383	7,367	7,390
Past due 90 days plus (and still accruing)	357	196	2	77	164
Nonperforming loans	14,662	14,795	17,110	17,818	17,346
OREO	14,881	16,283	21,251	25,073	13,028
Nonperforming assets	29,543	31,078	38,361	42,891	30,374
Past due 30-59 days (and still accruing)	663	2,488	1,250	607	1,040
Past due 60-89 days (and still accruing)	459	1,606	521	121	561

Nonperforming loans to total loans	1.11%	1.13%	1.29%	1.31%	2.45%
Nonperforming assets to total assets	1.52%	1.58%	1.93%	2.11%	2.74%
Allowance to total loans	0.66%	0.83%	0.81%	0.78%	1.30%
Allowance to nonperforming loans	59.01%	73.32%	62.82%	59.44%	53.08%
Allowance to nonperforming assets	29.29%	34.90%	28.02%	24.69%	30.31%
Past due 30-89 days (accruing) to total loans	0.09%	0.31%	0.13%	0.05%	0.23%
Net charge-offs (recoveries) to average loans (annualized)	0.57%	0.08%	0.05%	-0.11%	0.13%

CAPITAL
Book value per common share	$5.87	$5.80	$5.87	$5.80	$6.09
Tangible book value per common share**	$5.07	$5.00	$5.05	$4.97	$5.96
Common shares outstanding	44,761,384	44,700,805	44,648,165	44,575,853	32,706,627
Average dilutive common shares outstanding	44,273,821	44,204,581	44,069,053	44,025,874	32,138,554

Tier 1 capital	$211,121	$223,516	$221,435	$217,188	$165,345
Tier 2 capital	15,418	17,742	17,644	17,611	16,103
Total risk based capital	226,539	241,258	239,079	234,799	181,447
Risk weighted assets	1,435,214	1,399,273	1,436,350	1,452,229	774,035
Average assets for leverage ratio	1,900,990	1,894,989	1,906,061	1,947,156	1,074,410

Tier 1 ratio	14.71%	15.97%	15.42%	14.96%	21.36%
Total risk based capital ratio	15.78%	17.24%	16.64%	16.17%	23.44%
Tier 1 leverage ratio	11.11%	11.80%	11.62%	11.15%	15.39%
Tangible common equity to tangible assets**	11.78%	11.40%	11.42%	10.97%	17.31%

LIQUIDITY
Net loans to total deposits	84.04%	81.21%	82.71%	82.48%	84.06%
Reliance on wholesale funding	11.85%	10.61%	11.35%	12.27%	22.24%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.85%	0.72%	0.65%	0.25%	0.22%
Return on Average Common Equity	6.46%	5.38%	5.01%	1.96%	1.26%
Net interest margin (non-tax equivalent)	0.00%	4.30%	4.15%	4.36%	3.97%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	n/a	n/a	0.32%	n/a
Return on Average Equity	n/a	n/a	n/a	1.99%	n/a
Net interest margin (non-tax equivalent)	n/a	n/a	n/a	4.27%	n/a

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted total revenues, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) and adjusted net charge-offs/ recoveries (which exclude the impact of acquisition accounting related to PCI loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income, adjusted noninterest income, adjusted noninterest expenses and adjusted total revenues (which exclude merger-related expenses and gain on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments), adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income
Pretax income (as reported)	$6,320	$5,780	$4,964	$2,093	$1,079
Plus: merger-related expenses	167	822	836	3,167	1,364
Less: gain on sale of securities	-	(104)	-	-	(989)
Adjusted pretax income	6,487	6,498	5,800	5,260	1,454
Tax expense	2,162	2,235	1,995	1,691	467
Adjusted net income	$4,325	$4,263	$3,805	$3,569	$987
Preferred dividends	-	302	51	51	-
Adjusted net income available to common shareholders	$4,325	$3,961	$3,754	$3,518	$987

Divided by: weighted average diluted shares	44,273,821	44,204,581	44,069,053	44,025,874	32,138,554
Adjusted net income available to common shareholders per share	$0.10	$0.09	$0.09	$0.08	$0.03
Estimated tax rate	33.40%	34.40%	34.40%	32.15%	32.15%

Adjusted net interest margin
Net interest income (as reported)	$18,314	$18,671	$17,736	$19,532	$9,971
Less: accelerated mark accretion	(529)	(560)	-	(921)	17
Less: other accelerated accretion	-	-	-	(121)	-
Adjusted net interest income	17,785	18,111	17,736	18,490	9,988
Divided by: average earning assets	1,747,886	1,742,312	1,732,366	1,782,922	998,669
Mutliplied by: annualization factor	3.97	4.01	4.06	3.98	3.98
Adjusted net interest margin	4.04%	4.17%	4.15%	4.13%	3.98%
Net interest margin	4.16%	4.30%	4.15%	4.36%	3.97%

Adjusted noninterest income
Noninterest income (as reported)	$3,257	$3,968	$3,458	$3,592	$3,285
Less: gain on sale of securities	-	(104)	-	-	(989)
Adjusted noninterest income	$3,257	$3,864	$3,458	$3,592	$2,296

Adjusted noninterest expense
Noninterest expense (as reported)	$15,670	$16,784	$15,921	$20,037	$12,170
Less: merger-related expenses	(167)	(822)	(836)	(3,167)	(1,364)
Adjusted noninterest expense	15,503	15,962	15,085	16,870	10,806

Adjusted total revenues
Net interest income (as reported)	$18,314	$18,671	$17,736	$19,532	$9,971
Adjusted noninterest income	3,257	3,864	3,458	3,592	2,296
Adjusted total revenues	$21,571	$22,535	$21,194	$23,124	$12,267

Adjusted return on average assets
Adjusted net income available to common shareholders	$4,325	$3,961	$3,754	$3,518	$987
Divided by: average assets	1,967,904	1,967,736	1,978,144	2,020,662	1,112,923
Mutliplied by: annualization factor	3.97	4.01	4.06	3.98	3.98
Adjusted return on average assets	0.87%	0.81%	0.77%	0.69%	0.35%
Return on average assets	0.85%	0.72%	0.65%	0.25%	0.22%

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted return on average equity
Adjusted net income available to common shareholders	$4,325	$3,961	$3,754	$3,518	$987
Divided by: average common equity	258,860	261,511	258,234	257,335	196,013
Mutliplied by: annualization factor	3.97	4.01	4.06	3.98	3.98
Adjusted return on average equity	6.63%	6.07%	5.90%	5.44%	2.00%
Return on average equity	6.46%	5.38%	5.01%	1.96%	1.26%

Tangible common equity to tangible assets
Total assets	$1,940,060	$1,973,092	$1,983,740	$2,032,963	$1,110,188
Less: intangible assets	(35,475)	(35,732)	(35,990)	(36,247)	(4,337)
Tangible assets	$1,904,585	$1,937,360	$1,947,750	$1,996,716	$1,105,851

Total common equity	$259,753	$256,557	$258,485	$255,202	$195,804
Less: intangible assets	(35,475)	(35,732)	(35,990)	(36,247)	(4,337)
Tangible common equity	$224,278	$220,825	$222,495	$218,955	$191,467

Tangible common equity	$224,278	$220,825	$222,495	$218,955	$191,467
Divided by: tangible assets	$1,904,585	$1,937,360	$1,947,750	$1,996,716	$1,105,851
Tangible common equity to tangible assets	11.78%	11.40%	11.42%	10.97%	17.31%
Common equity to assets	13.39%	13.00%	13.03%	12.55%	17.64%

Tangible book value per share
Issued and outstanding shares	44,761,384	44,700,805	44,648,165	44,575,853	32,706,627
Less: nondilutive restricted stock awards	(554,400)	(554,400)	(568,260)	(568,260)	(568,260)
Period end dilutive shares	44,206,984	44,146,405	44,079,905	44,007,593	32,138,367

Tangible common equity	$224,278	$220,825	$222,495	$218,955	$191,467
Divided by: period end dilutive shares	44,206,984	44,146,405	44,079,905	44,007,593	32,138,367
Tangible common book value per share	$5.07	$5.00	$5.05	$4.98	$5.96
Common book value per share	$5.88	$5.81	$5.86	$5.80	$6.09

Adjusted allowance for loan losses
Allowance for loan losses	$8,652	$10,847	$10,749	$10,591	$9,207
Plus: acquisition accounting FMV adjustments to acquired loans	41,389	44,179	49,633	53,719	21,512
Adjusted allowance for loan losses	$50,041	$55,026	$60,382	$64,310	$30,719
Divided by: total loans (excluding LHFS)	$1,316,342	$1,304,659	$1,329,749	$1,356,707	$708,283
Adjusted allowance for loan losses to total loans	3.80%	4.22%	4.54%	4.74%	4.34%
Allowance for loan losses to total loans	0.66%	0.83%	0.81%	0.78%	1.30%

Adjusted net charge-offs (recoveries) (annualized)
Net charge-offs (recoveries)	$1,776	$274	$151	$(390)	$231
Less: net charge-offs (recoveries) of PCI loans (ASC 310-30)	(960)	23	(414)	-	-
Adjusted net charge-offs (recoveries)	$816	$297	$(263)	$(390)	$231
Divided by: average loans	$1,319,026	$1,337,318	$1,346,603	$1,388,627	$719,397
Mutliplied by: annualization factor	3.97	4.01	4.06	3.98	3.98
Adjusted net charge-offs (recoveries) (annualized)	0.25%	0.09%	-0.08%	-0.11%	0.13%
Net charge-offs (recoveries) (annualized)	0.57%	0.08%	0.05%	-0.11%	0.13%